Exhibit 23.2

October 30, 2017

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Amendment No. 1 to the Form S-4 of our report dated June 8, 2017 relating to the consolidated combined financial statements of Cooltech Holdings Corp., consisting of the consolidated combined balance sheets as at December 31, 2016 and 2015, and the related consolidated combined statements of loss and comprehensive loss, changes in shareholders’ equity and cash flows for the years then ended.

Yours truly,

MNP LLP